Exhibit 10.1

GENTIVA HEALTH SERVICES, INC.

2005 NONQUALIFIED

RETIREMENT PLAN

Adopted Effective November 1, 2007 for Amounts Deferred After December 31, 2004

and All After-Tax Salary Deferrals (and the earnings on such amounts)

GENTIVA HEALTH SERVICES, INC.

2005 NONQUALIFIED

RETIREMENT PLAN

2.24	Plan Year	9
2.25	Prior Plan	9
2.26	Rabbi Trust	9
2.27	Secular Trust	9
2.28	Separation from Service	9
2.29	Specified Employee	10
2.30	Total Compensation	10
2.31	Trust(s)	11
2.32	Trustee(s)	11
2.33	Unforeseeable Emergency	11
2.34	Valuation Date(s)	12
2.35	Year(s) of Service	12

	ARTICLE III
	Eligibility and Participation

3.1	Eligibility	12
3.2	Participation	13

	ARTICLE IV
	Contributions

4.1	Participant Contributions	14
4.2	Company or Participating Employer Contributions	17

	ARTICLE V
	Investment and Valuation of Accounts

5.1	Investment of Accounts	18
5.2	Determining the Value of Participant Accounts	20
5.3	Alternate Payees Treated as Participants	20

	ARTICLE VI
	Vesting and Forfeitures

6.1	Participant Contributions	21
6.2	Matching and Profit-Sharing Contributions	21
6.3	Forfeitures	22
6.4	Change in Control	22

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	ARTICLE VII
	Distributions

7.1	In-Service Withdrawals	22
7.2	Final Distributions	23

	ARTICLE VIII
	Leaves of Absence, Layoffs, and Reemployment

8.1	Leaves of Absence, Layoffs and Severance Payments	26
8.2	Returning to Work After Separation from Service	27

	ARTICLE IX
	Participating Employers

9.1	Adoption by Other Employers	28
9.2	Allocation of Plan and Trust Expenses	29
9.3	Designation of Company as Agent	29
9.4	Employee Transfers	29
9.5	Contributions and Forfeitures of Participating Employer	29
9.6	Amendments by Participating Employers	29
9.7	Discontinuance of Participation	30

	ARTICLE X
	Amendment and Termination

10.1	Right to Terminate	30
10.2	Continuation of Trust	30
10.3	Right to Amend	31
10.4	Merger or Consolidation	31

	ARTICLE XI
	Administration

11.1	Plan Administrator	32
11.2	Binding Effect	32
11.3	Delegation of Authority	33
11.4	Plan Records and Expenses	33

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11.5	Limited Liability	33
11.6	Insolvency	34
11.7	Trusts; Funding of Benefits	35

	ARTICLE XII
	Claims Procedure

12.1	Claims Submission	36
12.2	Claim Review	37
12.3	Right of Appeal	37
12.4	Review of Appeal	37
12.5	Designation	38

	ARTICLE XIII
	Miscellaneous

13.1	Headings	38
13.2	Uniformity	38
13.3	Obligations of the Company and Participating Employers	38
13.4	Insufficiency of Trust Fund	39
13.5	Contingent Nature of Accounts	39
13.6	Governing Law	39
13.7	Gender and Number	39
13.8	Taxes	39
13.9	Plan Benefits Nontransferable	40
13.10	Incompetence	40
13.11	Identity	40
13.12	Other Benefits	41
13.13	Construction	41
13.14	No Guarantee of Employment	41
13.15	Qualified Domestic Relations Orders	41

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GENTIVA HEALTH SERVICES, INC.

2005 NONQUALIFIED

RETIREMENT PLAN

ARTICLE I

Background And Purpose

1.1 Background. The Gentiva Health Services, Inc. Nonqualified Retirement and Savings Plan (“Prior Plan”) was established effective March 15, 2000, and was most recently amended and restated in its entirety effective January 1, 2003. To comply with new Code section 409A, the Prior Plan was divided into two plans effective November 1, 2007 in a spin-off transaction—(1) the continuing portion of the Gentiva Health Services, Inc. Nonqualified Retirement and Savings Plan (the “Grandfathered Plan”), which includes all Amounts Deferred before January 1, 2005, except for after-tax deferrals (and earnings on such amounts) and (2) this plan, the Gentiva Health Services, Inc. 2005 Nonqualified Retirement Plan, which includes all Amounts Deferred after December 31, 2004 (the “Plan”) and all after-tax deferrals (and earnings on such amounts), including after-tax deferrals made before January 1, 2005 under the Prior Plan.

1.2 Purpose. This Plan was established for the purpose of providing deferred compensation to a select group of management and highly compensated employees, as defined in Title I of the Employee Retirement Income Security Act of 1974, as amended. Participants may make pre-tax and after-tax salary deferrals under the Plan. In addition, the Participating Employers may match a portion of the Participants’ pre-tax and after-tax salary deferrals. Furthermore, the Participating Employers may make profit-sharing contributions to the Plan regardless of whether the Participants have made any deferrals under the Plan. The Plan is intended to comply with the requirements imposed by Code section 409A on nonqualified deferred compensation plans (and the applicable guidance issued thereunder) and the terms of the Plan shall be interpreted consistent therewith.

ARTICLE II

Definitions

2.1 Affiliate means a trade or business that, together with the Company is a member of: (i) a controlled group of corporations, within the meaning of Code section 414(b); (ii) a group of trades or businesses under common control, within the meaning of Code section 414(c); (iii) an affiliated service group, within the meaning of Code section 414(m); or (iv) a trade or business required to be aggregated pursuant to Code section 414(o).

2.2 Account(s) means the Participant’s Pre-Tax Deferral Account, After-Tax Deferral Account, Matching Contribution Account, and Profit Sharing Contribution Account, as well as any separate account established under the Plan for the benefit of an Alternate Payee pursuant to a Qualified Domestic Relations Order, as determined by the Plan Administrator.

2.3 Amounts Deferred means the amounts to which, as of an applicable date, a Participant has a legally binding right to be paid and are earned and vested, and which are or were credited under the Prior Plan or this Plan, as applicable. For this purpose, an amount is earned and vested only if the amount is not subject to a substantial risk of forfeiture (as defined in Code Regulations section 1.83-3(c)) or a requirement to perform further services. Amounts Deferred include actual and deemed earnings on such amounts.

2.4 Approved Leave of Absence means any leave approved by a Participating Employer, which may or may not include unpaid leaves of absence pursuant to the Family and Medical Leave Act of 1993.

2.5 Base Salary means the amount paid to an Employee as regular, annual remuneration for services performed for the Participating Employer, as determined by the Plan Administrator. Base Salary does not include Bonus/Incentive Compensation.

2.6 Beneficiary means such beneficiary as the Participant or Alternate Payee may designate from time to time in a manner acceptable to the Plan Administrator (which may include paper, facsimile, electronic or voice response format), to receive any benefit payable in the event of the Participant’s or Alternate Payee’s death. Unless otherwise designated, the Beneficiary with respect to a married Participant or Alternate Payee shall be the Participant’s surviving spouse. If a Participant or Alternate Payee has no surviving spouse and has not made a valid Beneficiary designation hereunder, the Participant’s or Alternate Payee’s death benefit shall be paid to the Beneficiary designated under the Prior Plan, or if none, to the Participant’s or Alternate Payee’s estate.

2.7 Benefits Committee means the committee established by the Company to manage its various employee benefit plans.

2.8 Bonus/Incentive Compensation means the amount of remuneration for services paid to an Employee by the Participating Employer as a bonus or incentive in excess of the Employee’s Base Salary, as determined by the Plan Administrator.

2.9 Break-in-Service means:

(a) A Plan Year during which a Participant is not credited with more than five hundred (500) Hours of Service.

(b) (1) In computing Hours of Service to determine whether a Participant has a Break in Service, a person shall be credited with up to five hundred one (501) Hours of Service based on the Participant’s previous customary service with the Participating Employer for any period of absence from work as a result of:

(A) the Participant’s pregnancy;

(B) the birth of the Participant’s child;

(C) the placement of a child with the Participant in connection with the Participant’s adoption of such child; or

(D) the Participant’s caring for such child for a period beginning immediately following such birth or placement.

(2) If the previous customary service cannot be determined, then such credit shall be at the rate of eight (8) Hours of Service per day.

(c) The Hours of Service credited under subsection (b) shall be credited in the Plan Year in which the absence from work begins, if the Participant would be prevented from having a Break in Service in such Plan Year solely because of the Hours of Service credited under subsection (b). If the Participant would not be so prevented from having a Break in Service during the period described in the preceding sentence, then such Hours of Service shall be credited in the Plan Year immediately following those in which such absence from work begins.

(d) No credit shall be given under subsection (b) unless the Participant furnishes the Plan Administrator with information necessary to establish that the absence is for one of the reasons enumerated in subsection (b) and the number of days of such absence.

2.10 Change in Control means a change in the ownership of a corporation, a change in the effective control of a corporation or change in the ownership of a substantial portion of a corporation’s assets. Whether there has been a Change in Control will be determined by the Plan Administrator in accordance with the guidance issued under Code section 409A. For purposes of this Section 2.10:

(a) A change in the ownership of a corporation occurs on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such corporation.

(b) A change in the effective control of a corporation occurs on the date that either:

(1) any one person, or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the corporation possessing 30 percent or more of the total voting power of the stock of such corporation; or

(2) a majority of members of the corporation’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the corporation’s board of directors prior to the date of the appointment or election.

(c) A change in the ownership of a substantial portion of a corporation’s assets occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the corporation immediately prior to such acquisition or acquisitions.

2.11 Code means the Internal Revenue Code of 1986, as amended.

2.12 Company means Gentiva Health Services, Inc., a Delaware corporation, and its successors.

2.13 Company Contributions means matching contributions and profit sharing contributions.

2.14 Disability (or Disabled) means (a) a Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, (b) a Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company or an Affiliate, or (c) a Participant has been determined to be totally disabled by the Social Security Administration. Whether a Participant is Disabled will be determined by the Plan Administrator in accordance with guidance issued under Code section 409A.

2.15 Effective Date of the Plan means November 1, 2007.

2.16 Employee means a full-time, regular employee of a Participating Employer who is designated as such on the books and records of the Participating Employer, as determined by the Plan Administrator.

2.17 ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.18 Grandfathered Plan means the continuing portion of the Prior Plan that includes the Amounts Deferred before January 1, 2005 other than after-tax deferrals (and the earnings on such amounts).

2.19 Highly Compensated Employee means any Employee who is a management or highly compensated employee (within the meaning of Title I of ERISA), and who:

(a) is a five percent (5%) owner of a Participating Employer at any time during the Plan Year or the preceding Plan Year;

(b) for the preceding Plan Year received Total Compensation in excess of the amount specified in Code section 414(q)(1)(B)(i); or

(c) for the current Plan Year, the Plan Administrator determines that the Employee’s Total Compensation is expected to exceed the amount specified in Code section 414(q)(1)(B)(i) and the Employee is not, for such Plan Year, participating in a plan maintained by a Participating Employer that is intended to be qualified under Code section 401(a).

2.20 Hours of Service

(a) Hours of Service include each hour:

(1) for which an individual is paid by, or entitled to pay from, a Participating Employer for the performance of duties, and

(2) for which an individual is paid, or entitled to pay, by the Company or Participating Employer with respect to a period of time during which no duties are performed due to vacation, holiday, illness, incapacity, disability, maternity leave, layoff, jury duty, military duty, or leave of absence (determined in accordance with 29 C.F.R. §2530.200b-2(b) and (c)), and

(3) for which back pay, irrespective of mitigation of damages, is either awarded to an individual or agreed to by the Company or Participating Employer.

(b) An Hour of Service shall not be credited under more than one paragraph above. Only five hundred and one (501) Hours of Service will be credited to an individual for any single continuous period of time during which the individual was paid but rendered no services, even where such period spans more than one computation period.

(c) An Employee will be credited with forty-five (45) Hours of Service for each week for which he or she would be credited with one Hour of Service under the Department of Labor regulations.

(d) Hours of Service shall include employment with the Participating Employer and with affiliates of the Participating Employer within the meaning of Code section 1563(a).

(e) Employment with entities within the Olsten Corporation’s controlled group or affiliated group through March 15, 2000 shall be counted towards crediting Hours of Service or Years of Service for purposes of vesting.

2.21 Participant means a Highly Compensated Employee who participates in the Plan as provided in ARTICLE III.

2.22 Participating Employer means any Affiliate that has adopted this Plan with the permission of the Plan Administrator.

2.23 Plan Administrator means the Benefits Committee.

2.24 Plan Year means the period beginning January 1 and ending on the following December 31 of each year. However, the initial Plan Year shall be the two-month period beginning on the Effective Date and ending December 31, 2007.

2.25 Prior Plan means the Gentiva Health Services, Inc. Nonqualified Retirement and Savings Plan before such plan was divided into the following two plans, effective as of November 1, 2007, to comply with new Code section 409A—(1) the Grandfathered Plan, and (2) this Plan.

2.26 Rabbi Trust means the grantor trust instrument established under Code section 671 and intended to satisfy the requirements of Revenue Procedure 92-64, which is designated to hold plan assets associated with the Participants’ Pre-tax Salary Deferral Account, Matching Contribution Account and Profit Sharing Contribution Account, and the earnings thereon.

2.27 Secular Trust means the grantor trust instrument established under Code section 671, which is designated to hold plan assets associated with Participants’ After-Tax Salary Deferral Account and the earnings thereon.

2.28 Separation from Service means a Participant’s death, retirement or other termination of employment with the Company and all Affiliates. Whether a Separation from Service has occurred will be determined by the Plan Administrator based on all of the facts and circumstances and in accordance with the guidance issued under Code section 409A. For purposes of this Plan, a Participant will be presumed to have experienced a Separation from Service when the level of bona fide services performed decreases to a level less than fifty percent (50%) of the average level of bona fide services performed during the immediately preceding thirty-six (36)-month period (or the full period of services to the Company and all Affiliates if the Participant has been providing services to the Company and all Affiliates less than thirty-six (36) months).

2.29 Specified Employee means a Participant who, as of the date of the Participant’s Separation from Service, is a specified employee of the Company and its Affiliates as determined under the Specified Employee Determination Policy established by the Plan Administrator and maintained in accordance with the guidance issued under Code section 409A.

2.30 Total Compensation means:

(a) As determined by the Plan Administrator, all remuneration for services paid to an Employee by a Participating Employer, as defined in Code section 3401(a) (for purposes of income tax withholding at the source), but determined without regard to any rules that limit remuneration included in wages based on the nature and location of employment or the services performed.

(b) Total Compensation as defined in subsection (a) shall exclude the following items (even if includable in gross income), as determined by the Plan Administrator:

(1) reimbursement or other expense allowances;

(2) fringe benefits (cash and noncash);

(3) moving expenses and gross up for taxes;

(4) welfare benefits (including disability income from insurance policies);

(5) payments on account of severance of the Participant from employment with a Participating Employer;

(6) payments on account of early retirement of the Participant;

(7) income arising from the grant or exercise of stock options;

(8) restricted stock awards; and

(9) distributions under this Plan.

2.31 Trust(s) means the assets of the Plan held in trust pursuant to the Rabbi Trust and/or the Secular Trust.

2.32 Trustee(s) means the Trustee of the Rabbi Trust and/or the Trustee of the Secular Trust as the context may require, and any successor Trustees.

2.33 Unforeseeable Emergency means a severe financial hardship of a Participant, Alternate Payee or Beneficiary resulting from an illness or accident of the Participant, Alternate Payee or Beneficiary, or his or her spouse or dependent (as defined in Code section 152(a)); loss of the Participant’s, Alternate Payee’s or Beneficiary’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, Alternate Payee or Beneficiary. Whether an Unforseeable Emergency has occurred will be determined by the Plan Administrator in accordance with the guidance issued under Code section 409A.

2.34 Valuation Date(s) means each day the recordkeeper values the balances of the Participants’ Accounts.

2.35 Year(s) of Service means a Plan Year during which an Employee has completed at least 1,000 Hours of Service. All Years of Service shall be considered except Years of Service prior to the Plan Year in which the Participant attained age eighteen (18).

ARTICLE III

Eligibility And Participation

3.1 Eligibility.

(a) All participants in the Prior Plan as of the Effective Date shall become Participants hereunder as of the Effective Date.

(b) On and after the Effective Date, Highly Compensated Employees (i) who are age twenty-one (21) or older; (ii) who have completed one hour of service with a Participating Employer; (iii) who are employed by a Participating Employer on or after the Effective Date; (iv) who did not participate in the Prior Plan; and (v) who are designated by the Plan Administrator as eligible to participate in the Plan, shall become eligible to make salary deferral contributions under Section 4.1 as of the first day of the first payroll period of the calendar month occurring on or after the date the Employee satisfies such eligibility requirements; provided however, that such Highly Compensated Employees shall not be eligible to receive Matching Contributions under Section 4.2(a) until they have completed six (6) months of service with a Participating Employer.

(c) The Plan Administrator shall have sole discretion to determine when a Highly Compensated Employee becomes eligible to participate in the Plan and the Plan Administrator may take into consideration whether the Highly Compensated Employee has received sufficient notice of his or her eligibility to participate in the Plan (such that the Employee may make a timely election to defer salary within thirty (30) days of first becoming eligible to participate in the Plan). The Plan Administrator shall also have sole discretion to determine if an Employee is expected to be a Highly Compensated Employee in the current Plan Year based on such Employee’s expected Total Compensation for the current Plan Year.

3.2 Participation. To participate in the Plan, an eligible Highly Compensated Employee must enroll in the Plan, regardless of whether the Employee elects to make salary deferral contributions to the Plan. If an Employee fails to enroll in the Plan, the Plan Administrator shall nevertheless enroll the Employee in the Plan. Enrollment in the Plan is required in order for the Employee to be eligible to receive profit sharing contributions hereunder (which are available to Participants even if the Participant does not make any salary deferral contributions under the Plan). Participants may enroll in the Plan in any format acceptable to the Plan Administrator, including, but not limited to, paper, facsimile, electronic record or voice response record. Participants who enrolled in the Prior Plan shall be deemed to be enrolled hereunder, and, except as otherwise provided herein, any elections made under the Prior Plan shall continue to apply under this Plan until changed in accordance with the terms of this Plan.

ARTICLE IV

Contributions

4.1 Participant Contributions

(a) Amount. A Participant may defer receipt of the following amounts, in increments of one percent (1%), under procedures established by the Plan Administrator:

(1) up to thirty percent (30%) of the Participant’s Base Salary on a pre-tax and/or after-tax basis; and/or

(2) up to seventy-five percent (75%) of the Participant’s Bonus/Incentive Compensation on a pre-tax and/or after-tax basis.

(b) Deferral Elections.

(1) Elections. In order to elect pre-tax or after-tax salary deferrals, each eligible Employee shall deliver a salary deferral election to the Plan Administrator in such form as the Plan Administrator may accept (including, but not limited to, paper, facsimile, electronic record or voice response record). Salary deferral elections shall designate the amount of pre-tax and/or after-tax Base Salary and Bonus/Incentive Compensation to be deferred, the Participant’s Beneficiary and such other items as the Plan Administrator may prescribe, such as the time and form of distribution of the amounts deferred under the Plan. A Participant’s deferral election shall remain in effect until terminated or amended, as provided below. Pre-tax and after-tax deferral elections in effect for Participants under the Prior Plan on the Effective Date shall be deemed to continue hereunder, until changed by the Participant.

(2) Pre-Tax Deferrals.

(A) Except with respect to the first year an Employee is eligible to participate in any account balance plans maintained by the Company or any Affiliate or with respect to performance-based compensation, pre-tax salary deferral elections shall be void unless submitted before the first day of the calendar year during which the amount to be deferred will be earned. In the Plan Year in which the Employee is first eligible to participate in any account balance plans maintained by the Company or any Affiliate, such salary deferral election shall be filed within thirty (30) days of the date on which the Employee is first eligible to participate in the Plan and such election shall be with respect to Total Compensation earned from the Participating Employer during the remainder of such Plan Year. To the extent Total Compensation constitutes performance-based compensation, the deferral election, at the discretion of the Plan Administrator, can be made no later than 6 months before the end of the performance period to which such compensation relates. For this purpose, “performance-based compensation” means compensation where the amount of, or entitlement to, the compensation is contingent on the satisfaction of preestablished organizational or individual performance criteria relating to a performance period of at least 12 consecutive months. The extent to which compensation is performance-based compensation will be determined by the Plan Administrator in accordance with guidance issued under Code section 409A.

(B) A Participant may not terminate or amend his or her pre-tax salary deferral election for a Plan Year during that Plan Year. Any termination or amendment of a pre-tax salary deferral election must be made during an annual open enrollment period and shall be effective as of the first payroll period of the next Plan Year following the date the Plan Administrator receives the Participant’s revised salary deferral election.

(C) The Plan Administrator shall credit as a bookkeeping entry to the Participant’s Pre-Tax Salary Deferral Account the amount designated by the Participant on his or her pre-tax salary deferral election and any subsequent deemed earnings or losses thereon; provided however, that all such amounts shall be subject to the rights of the general unsecured creditors of the Participating Employer. The Participating Employer shall reduce the Participant’s Total Compensation in accordance with the provisions of the applicable salary deferral election.

(3) After-Tax Deferrals.

(A) An after-tax salary deferral election may be submitted at any time; provided, however, that the after-tax deferral election shall become effective as of the first day of the first payroll period of the calendar month following the date the Plan Administrator receives the Participant’s salary deferral election.

(B) A Participant may terminate or amend his or her after-tax salary deferral election during a Plan Year; provided, however, that such termination or amendment shall become effective as of the first day of the first payroll period of the calendar month following the date the Plan Administrator receives the Participant’s revised salary deferral election.

(C) The Plan Administrator shall credit to the Participant’s After-Tax Salary Deferral Account the after-tax deferral amount designated by the Participant on his or her salary deferral election and any subsequent earnings or losses thereon. The Participating Employer shall withhold an amount from the Participant’s after-tax salary in accordance with the Participant’s applicable after-tax salary deferral election.

4.2 Company or Participating Employer Contributions.

(a)	Matching Contributions.

(1) The Participating Employer may match a Participant’s pre-tax and/or after-tax salary deferrals up to six percent (6%) of the Participant’s Total Compensation. The amount of the match, if any, will be announced each year and allocated to the Participant’s Matching Contribution Account.

(2) Matching contributions will vest based on the vesting schedule set forth in ARTICLE VI.

(3) The Participating Employer shall not contribute any matching contributions to the Plan on behalf of the Participant during any period in which the Participant’s contributions to the Plan have been suspended.

(b)	Profit-Sharing Contributions.

(1) The Participating Employer may also choose to make a profit sharing contribution, in addition to, or in lieu of a matching contribution. If the Participating Employer makes a profit sharing contribution, only Participants employed by the Participating Employer on the last day of the Plan Year who have completed one thousand (1,000) Hours of Service during the Plan Year shall be eligible to receive an allocation from such profit sharing contribution.

(2) The amount of any profit sharing contribution shall be determined in the sole discretion of the Participating Employer. The Participating Employer may vary the amount it contributes to each Participant’s Profit Sharing Contribution Account. For example, the Participating Employer may contribute a fixed percentage of pay for earnings up to a certain level and a variable percentage of pay for earnings above a specified level. The Participating Employer may also choose other methods to determine the amount of the profit sharing contribution.

(3) The amount of any profit sharing contribution, if any, will be announced each Plan Year. Profit sharing contributions will vest based on the vesting schedule set forth in ARTICLE VI.

ARTICLE V

Investment And Valuation Of Plan Accounts

5.1 Investment of Accounts

(a)	Actual and Deemed Investments. The assets contributed to the Rabbi Trust shall remain the property of the Participating Employer until distributions are made to Participants employed by such Participating Employer. Accordingly, all investments under the Rabbi Trust shall be deemed investments selected by Participants, rather than actual investments. The assets contributed to the Secular Trust are treated as the property of Participants and therefore, investments under the Secular Trust shall be actual (not deemed) investments. Participants’ actual or deemed investments shall continue in force for subsequent Plan Years until revoked or changed by the Participant. Investment directions made by Participants under the Prior Plan as of the Effective Date shall be deemed to continue hereunder until changed by the Participant.

(b)	Investment Direction.

(1) Pre-tax salary deferrals, profit sharing contributions and matching contributions are invested in accordance with each Participant’s deemed investment directions and after-tax contributions are invested in accordance with each Participant’s actual investment directions. Participant’s Accounts may be invested in any combination of investment options, in accordance with rules established by the Plan Administrator.

(2) A Participant may change investment or deemed investment directions at any time by following the procedures announced from time to time by the Plan Administrator. Changes in investment direction or transfer of account balances, in whole or in part, may be accomplished in any format acceptable to the Plan Administrator, including, but not limited to, paper, facsimile, electronic record or voice response record. The change in investment direction shall be effective only with respect to subsequent contributions.

(c)	Responsibility for Investments

(1) Each Participant is solely responsible for the selection of investment funds or deemed investment funds for the Participant’s Accounts, subject to such rules as the Plan Administrator may determine. The Trustees, the Plan Administrator, and the officers, supervisors and other employees of the Participating Employers are not empowered to advise Participants as to the manner in which Accounts should be invested. The fact that an investment fund is available under the Plan shall not be construed as a recommendation for investment in that fund.

(2) If a Participant does not direct the investment or deemed investment of any of his or her Accounts, the Accounts will be treated as being invested in a guaranteed interest account selected by the Plan Administrator until the Participant directs otherwise.

5.2 Determining the Value of Participant Accounts. The net value of the Accounts in the Trusts is determined on each Valuation Date. Any net earnings, losses and expenses associated with the Participant’s Accounts since the preceding Valuation Date shall be allocated to each Participant’s Account.

5.3 Alternate Payees Treated As Participants. With respect to all provisions of Article V dealing with actual and deemed investments under the Rabbi Trust and Secular Trust, an Alternate Payee under a Qualified Domestic Relations Order described in Section 13.15 shall be treated in the same manner as a Participant pursuant to Sections 5.1 and 5.2.

ARTICLE VI

Vesting And Forfeitures

6.1 Participant Contributions. Vesting means a nonforfeitable right to receive the value of the Account. Pre-tax and after-tax salary deferrals and the earnings thereon are always one hundred percent (100%) vested. Pre-tax salary deferrals and earnings thereon are subject to the claims of the Company’s or Participating Employer’s creditors, as described in Section 11.6.

6.2 Matching and Profit-Sharing Contributions.

(a) Matching and profit sharing contributions and earnings thereon are subject to the claims of the Company’s or Participating Employer’s creditors, as described in Section 11.6. Notwithstanding section 6.2(b), Participants become fully vested in the value of matching and profit sharing contributions upon Disability or death while employed by a Participating Employer.

(b) A Participant’s entire vested percentage of matching and profit sharing contributions is determined on the basis of Years of Service, as follows:

Years of Service	Percentage Vested
1	0%
2	25%
3	50%
4	75%
5	100%

(c) A Highly Compensated Employee who is designated to participate in the Plan or Prior Plan on or after January 1, 2007 and who, as of December 31, 2006, was an eligible member of The Healthfield, Inc. Hugs$ Retirement Plan shall have his or her service with Healthfield, Inc. (and its participating affiliates) taken into account in determining his or her Years of Service under this Plan.

6.3 Forfeitures. If a Participant has a Separation from Service for any reason other than death or Disability, he or she will receive the value of his or her vested Matching Contribution Account and Profit Sharing Contribution Account and shall forfeit the value of any non-vested Matching and Profit-Sharing Contributions. The forfeited amount shall be used to reduce future contributions otherwise required from the Participating Employer.

6.4 Change in Control. Notwithstanding anything to the contrary contained in the Plan, in the event of a Change in Control, Participants will become fully vested in the value of matching and profit sharing contributions. Distributions of Participant Accounts shall be made as soon as practicable following the Change in Control, but in no event more than ninety (90) days following such Change in Control.

ARTICLE VII

Distributions

7.1 In-Service Withdrawals

(a) Unforeseeable Emergency. Subject to Section 7.1(c), Participants may receive an in-service withdrawal of pre-tax salary deferrals and vested profit sharing and matching contributions (and the earnings thereon) in the event of an Unforeseeable Emergency. A distribution on account of an Unforeseeable Emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s, Alternate Payee’s or Beneficiary’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under the Plan. Distributions because of an Unforeseeable Emergency must be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any Federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution).

(b) After-Tax Salary Deferrals. Subject to Section 7.1(c), a Participant may withdraw any after-tax salary deferrals (and earnings thereon) at any time.

(c) Number of Withdrawals. Notwithstanding the foregoing provisions of this Section 7.1, the Plan Administrator may restrict the number of withdrawals permitted in a Plan Year.

(d) With respect to all provisions of Section 7.1 dealing with in-service distributions, an Alternate Payee under a Qualified Domestic Relations Order described in Section 13.15 shall be treated in the same manner as a Participant pursuant to subsections 7.1(a), (b) and (c).

7.2 Final Distributions.

(a) Distributions During Participant’s Lifetime.

(1) Distributions Upon Separation from Service. Upon Separation from Service with the Participating Employer, a Participant will be entitled to receive the full value of his or her vested Accounts in accordance with the Participant’s election pursuant to Section 7.2(a)(2) below. Subject to Section 7.2(a)(3) below, the time and form of payment from a Participant’s Accounts shall be determined in accordance with the last valid designation filed by the Participant with the Plan Administrator.

(2) Elective Distribution Time and Form of Payment. Participants who have not experienced a Separation from Service may designate a specific time on which to receive (or begin receiving) distributions from their Plan Accounts. Such payment shall be made (or begin): (i) as soon as practicable following the Participant’s Separation from Service, but in no event more than ninety (90) days following such Separation from Service; (ii) in the first calendar year that begins after the calendar year in which the Separation from Service occurs; or (iii) on the later of (a) the age the Participant elected to receive payment or (b) the date the Participant has a Separation from Service, but in no event more than ninety (90) days following such Separation from Service. The Participant may also designate whether the payment shall be in the form of a single, lump sum payment or approximately equal annual installments, for a period up to ten (10) years. Except as otherwise provided in Section 7.2(a)(3) below, designations of elective distribution dates and methods of distribution must be made at the time of a Participant’s initial deferral election under this Plan and may only be changed in accordance with Section 7.2(a)(3) below. If a Participant does not designate a distribution date and/or method of distribution at the time of his or her initial deferral election under this Plan, the Participant shall be deemed to have elected to receive a single, lump sum payment upon Separation from Service, and such deemed distribution election may only be changed by the Participant in accordance with Section 7.2(a)(3).

(3) Changes in Time or Form of Distribution.

(A) Except as otherwise provided in subsection (B) below, a Participant may change the time or form of his or her distribution in accordance with procedures to be prescribed by the Plan Administrator only if the following conditions are satisfied: (i) the change is not effective until the 1-year anniversary of the election,

(ii) the payment is deferred for a period of not less than 5 years from the date payments would otherwise have commenced, and (iii) the election is made at least 12 months before the date the payments were previously scheduled to commence. For purposes of Code section 409A(a)(4)(C), any installment payments shall be treated as a single payment.

(B) With respect to Amounts Deferred before December 31, 2007, the Plan Administrator may provide Participants and Alternate Payees with an opportunity to make a new distribution election under this Plan during a designated period ending on or before December 31, 2007 and in accordance with procedures to be prescribed by the Plan Administrator; provided that, to the extent that a new distribution election under this Plan would result in either (i) a deferral to a later calendar year of an amount that would otherwise have been payable under the Prior Plan in 2007, or (ii) an acceleration into 2007 of an amount that would otherwise have been payable under the Prior Plan in a later calendar year, the distribution election under the Prior Plan as of the Effective Date shall apply to any such amounts.

(4) Payments to Specified Employees on Account of Separation from Service. Notwithstanding anything herein to the contrary, any payments to a Specified Employee on account of his or her Separation from Service may not commence any earlier than 6 months from the date of the Separation from Service.

(b) Distributions After Participant’s Death. Upon a Participant’s death, the balance in full of the Participant’s Account shall be payable to the Participant’s

Beneficiary in a lump sum as soon as administratively practicable after the Valuation Date following the Participant’s date of death, but in no event more than ninety (90) days following such Valuation Date, regardless of whether the Participant had elected to receive installment payments.

(c) Distributions to Alternate Payees.

(1) Distribution Date and Form of Payment. Distribution to an Alternate Payee shall be made in accordance with the terms of the Qualified Domestic Relations Order.

(2) Distributions After Alternate Payee’s Death. Upon an Alternate Payee’s death, the balance in full of the Alternate Payee’s Account shall be payable to the Alternate Payee’s Beneficiary in a lump sum as soon as administratively practicable after the Valuation Date following the Alternate Payee’s date of death, but in no event more than ninety (90) days following such Valuation Date, regardless of whether the Alternate Payee was receiving or entitled to receive installment payments.

ARTICLE VIII

Leaves Of Absence, Layoffs, And Reemployment

8.1 Leaves of Absence, Layoffs and Severance Payments. A Participant who is laid off or on an Approved Leave of Absence will still be considered a Participant until he or she incurs a Break-in-Service.

(a) During periods of layoff, the Participating Employer will not make any contributions on the Participant’s behalf.

(b) During Approved Leaves of Absence, the Participant may receive an allocation of any profit sharing contribution made by the Participating Employer for such period.

(c) During periods of layoff or Approved Leaves of Absence, previous matching and profit sharing contributions made on the Participant’s behalf will continue to vest unless the Participant incurs a Break-in-Service and all contributions in the Participant’s Accounts will continue to reflect the performance of the investment fund(s) selected by the Participant.

(d) A Participant who receives severance payments from the Participating Employer shall not be entitled to participate in the Plan during the period in which such severance benefits are being paid. Accordingly, Participants shall not be permitted to make any deferral contributions or to receive any matching or profit sharing contributions with respect to such severance period.

8.2 Returning to Work After Separation from Service. If a Participant has a Separation from Service and is later rehired, the following provisions shall apply.

(a) Participation Upon Re-Employment. A re-employed Participant who is designated by the Plan Administrator as eligible to participate in this Plan as of the date of re-employment may re-enter the Plan as soon as administratively possible following the date the Participant is credited with an Hour of Service after re-employment with the Participating Employer; provided that a re-employed Participant may make a pre-tax salary deferral election for the Plan Year in which he or she re-enters the Plan only if the Participant is determined by the Plan Administrator to be initially eligible in accordance with the guidance issued under Code section 409A and such election is made in accordance with Section 4.1(b)(2)(A). In all other cases, a re-employed Participant may re-enter the Plan only after the conditions for participation prescribed in Section 3.1 are again satisfied (including the condition that the Plan Administrator must designate the person as eligible to participate in the Plan).

(b) Vesting Upon Re-employment. Upon re-employment after a Break-in-Service, a Participant’s previous Years of Service shall be restored if:

(1) the Participant was vested in any matching or profit sharing contributions, or

(2) the Participant was not vested in any matching or profit sharing contributions and the number of years of the Participant’s Break-In-Service was less than the greater of five (5) or the number of Years of Service the Participant had completed before the Break-in-Service.

ARTICLE IX

Participating Employers

9.1 Adoption by Other Employers.

(a) Notwithstanding anything herein to the contrary, an Affiliate may, with the consent of the Plan Administrator and the Trustees, adopt the Plan and all of the provisions hereof by taking the actions prescribed by the Plan Administrator for the proper adoption and operation of the Plan.

(b) The Plan Administrator shall have the authority to make any and all necessary rules or regulations to effectuate the purposes of this Section.

(c) The Plan is not intended to be a joint venture between the Company and any Participating Employer or between any Participating Employers.

(d) Each Participating Employer shall be solely responsible for providing benefits under the Plan for its own Employees. To the extent amounts are set aside by the Participating Employer under the Rabbi Trust, such amounts shall be subject to the claims of creditors of the particular Participating Employer only, and shall not be subject to the claims of creditors of other entities participating in the Plan.

9.2 Allocation of Plan and Trust Expenses. Any expenses of the Plan and Trusts which are to be paid by the Company shall be allocated to the Participating Employers in the proportion that the total amount in the Trusts attributable to the Participating Employer’s Participants bears to the total assets of the Trusts.

9.3 Designation of Company as Agent. Each Participating Employer shall be deemed irrevocably to have designated the Company as its agent with respect to all matters affecting the Trustees and the Plan.

9.4 Employee Transfers. The transfer of employment of a Participant from one Participating Employer to another Participating Employer shall not affect the Participant’s rights under the Plan and the number of the Participant’s Years of Service shall not be deemed to be interrupted. Transfer of employment between such entities shall not be treated as a Separation from Service and distributions shall not be made from the Plan based on such transfer of employment. The entity to which the Participant is transferred shall thereupon become obligated hereunder with respect to such Participant in the same manner as was the entity from which the Participant was transferred.

9.5 Contributions and Forfeitures of Participating Employer. All contributions made by a Participating Employer shall be determined separately and shall be paid to the Accounts of the Employees of such Participating Employer, subject to all of the terms and conditions of the Plan.

9.6 Amendments by Participating Employers. Participating Employers (other than the Company) do not have the right to amend the Plan in any regard.

9.7 Discontinuance of Participation. A Participating Employer (other than the Company) shall be permitted to discontinue or terminate its participation in the Plan at any time, upon giving reasonable advance notice to the Plan Administrator. At the time of any such discontinuance or termination, satisfactory evidence thereof shall be delivered to the Trustees and the Accounts held in the Trusts for the benefit of Employees of the withdrawing Participating Employer shall be distributed as soon as administratively feasible to the extent permitted in accordance with the guidance issued under Code section 409A. To the extent such Accounts cannot be withdrawn in accordance with the guidance issued under Code section 409A, the Accounts shall be retained in the Plan for the affected Participants in the same manner and with the same powers, rights, and privileges as set forth herein; and the Accounts shall be distributed in accordance with the provisions of ARTICLE VII.

ARTICLE X

Amendment And Termination

10.1 Right to Terminate. The Company expressly reserves the right to terminate the Plan in whole or in part without the consent of Participants, Alternate Payees or Beneficiaries. Notice of such termination shall be given to each Participant, Alternate Payee or Beneficiary.

10.2 Continuation of Trust.

(a) Upon the termination of the Plan in whole or in part with respect to a Participating Employer or upon the bankruptcy of the Participating Employer, all unvested Participants shall become one hundred percent (100%) vested in their benefits under the Plan and distributions shall be made from the Plan, to the extent permitted in accordance with the guidance issued under Code section 409A, as soon as practicable, but in no event later than ninety (90) days following the termination of the Plan.

(b) If the benefits cannot be distributed in accordance with the guidance issued under Code section 409A, the Trustees shall continue to hold and administer the Trusts for the benefit of the Participants in the same manner and with the same powers, rights, and privileges as set forth herein; and the Trustees shall pay to the Participants their respective amounts in accordance with the provisions in ARTICLE VII.

10.3 Right to Amend. Except as hereinafter provided, the Benefits Committee shall have the right to amend the Plan and Trusts at any time and from time to time but only to the extent that such amendments are required to comply with changes in the law or such amendments do not increase the costs to the Participating Employers hereunder. Notwithstanding the preceding sentence, the Board may amend the Plan and Trusts at any time and from time to time. Amendments adopted by the Benefits Committee or Board shall not (i) increase the responsibilities of the Plan Administrator or the Trustees without their written consent; or (ii) directly or indirectly reduce the Participant’s vested Accounts. Notwithstanding anything herein to the contrary, this Plan may be amended at any time if necessary or desirable to conform the Plan to the Code (including, but not limited to, Code section 409A) or any federal statute with respect to employees’ trusts or any regulations or rulings issued pursuant thereto and no such amendment shall be considered prejudicial to the rights of any Participant or Beneficiary. Notice of all material amendments shall be given to each Participant and Beneficiary entitled to receive distributions under the Plan.

10.4 Merger or Consolidation. The Plan may not be merged or consolidated with any other plan and its assets or liabilities may not be transferred to any other plan, unless each person entitled to benefits under the Plan would receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit he or she would have been entitled to receive immediately before the merger, consolidation or transfer.

ARTICLE XI

Administration

11.1 Plan Administrator. The Plan Administrator shall have the sole authority, in its absolute discretion:

(a) to adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable in the administration of the Plan;

(b) to prescribe the form or forms used in connection with the Plan, including salary deferral election forms and beneficiary designation forms (which forms shall be consistent with the terms of the Plan but need not be identical and which may be in any format acceptable to the Plan Administrator, including, but not limited to, paper, facsimile, electronic record or voice response record); and

(c) to construe and interpret the Plan and any forms used in the operation of the Plan and the rules of the Plan;

(d) to employ actuaries, accountants, counsel and other persons the Plan Administrator deems necessary in connection with the administration of the Plan; and

(e) to take all other necessary and proper actions to fulfill its duties under the Plan.

11.2 Binding Effect. All decisions, determinations and interpretations of the Plan Administrator shall be final and binding on all Participants, Alternate Payees and Beneficiaries receiving benefits under the Plan.

11.3 Delegation of Authority. The Plan Administrator may delegate its authority to administer the Plan to any individual(s) as the Plan Administrator may determine and such individual(s) shall serve solely at the pleasure of the Plan Administrator. Any individual(s) who are authorized by the Plan Administrator to administer the Plan shall have the full power to act on behalf of the Plan Administrator, but shall at all times be subordinate to the Plan Administrator and the Plan Administrator shall retain ultimate authority for the administration of the Plan.

11.4 Plan Records and Expenses. The books and records to be maintained for the purposes of the Plan shall be maintained by the Company’s employees subject to the supervision of the Plan Administrator. All expenses incurred in connection with the performance of any settlor functions with respect to the Plan and Trusts, including, but not limited to, the cost of initially establishing the various Participant or Alternate Payee Accounts, shall be paid by the Company, and may be allocated among other Participating Employers, as provided in Section 9.2. Unless the Company determines otherwise, each Participant’s or Alternate Payee’s Account shall be charged with a pro-rata share of the administrative expenses and investment fees incurred by the Plan and Trusts, including, but not limited to, any annual fees imposed by financial institutions, brokerage firms or otherwise to maintain such Accounts, provided, however, that all expenses related to any Participant-directed or Alternate Payee-directed investment (such as brokerage fees, commissions or other transaction-specific costs) shall be deducted from such Participant’s or Alternate Payee’s Account.

11.5 Limited Liability. No member of the Company’s Board of Directors or the Benefits Committee and no employee of any Participating Employer shall be liable to any person for any action taken or omitted in connection with the establishment or administration of this Plan, including the receipt of benefits thereunder, unless attributable to his or her own fraud or willful misconduct, nor shall any Participating Employer be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a director or employee of the Participating Employer.

11.6 Insolvency.

(a) Should a Participating Employer be considered insolvent (such that the Participating Employer is unable to pay its debts as they come due) or subject to a proceeding as a debtor under the United States Bankruptcy Code, or should the Participating Employer become aware of its pending insolvency or bankruptcy, the affected entity, acting through its board of directors or chief executive officer shall give immediate written notice of such to the Plan Administrator and the Trustees, if any.

(b) Upon receipt of such notice, the Plan Administrator and the Trustees shall cease to make any payments of matching contributions, profit sharing contributions, pre-tax contributions and all earnings thereon to Participants, Alternate Payees or Beneficiaries of the affected entity and shall hold any and all assets with respect to those Participants, Alternate Payees and Beneficiaries for the benefit of the general unsecured creditors of the affected entity. For this purpose, it is expressly provided that such assets of each Participating Employer which are intended for use in this Plan shall at all times be available to creditors of such Participating Employer. Accordingly, the Plan shall be administered on an employer-by-employer basis, such that accrued liabilities under the Plan on behalf of a particular Participating Employer’s Employees shall always be available to creditors of such Participating Employer.

11.7 Trusts; Funding of Benefits.

(a) Except for amounts held in the Secular Trust, nothing contained herein shall be deemed to create a trust of any kind or create any fiduciary relationship. Funds deposited into the Rabbi Trust shall continue for all purposes to be a part of the general funds of the Participating Employer and no person other than the Participating Employer shall, by virtue of the Plan, have any interest in such funds. Except for amounts held in the Secular Trust, to the extent that any person acquires a right to receive payments from the Participating Employer under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Participating Employer.

(b) Except for amounts held in the Secular Trust, should any insurance contract or other investment be acquired in connection with the liabilities assumed under this Plan, it is expressly understood and agreed that the Participants and Beneficiaries shall not have any right with respect to, or claim against, such assets nor shall any such purchase be construed to create a trust of any kind or a fiduciary relationship between the Company, Participating Employers and the Participants, Beneficiaries or any other person. The Participating Employer or the Trust(s) shall be the designated owner and beneficiary of any insurance contract acquired in connection with its obligation under this Plan.

(c) Each Participant, Alternate Payee and Beneficiary shall be required to look to the provisions of this Plan and to the Participating Employer for enforcement of any and all benefits under this Plan. Except for amounts held in the Secular Trust, to the extent any Participant, Alternate Payee or Beneficiary acquires a right to receive payment under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Participating Employer.

ARTICLE XII

Claims Procedure

12.1 Claims Submission.

(a) All claims for benefits under the Plan by a Participant or Beneficiary, regardless of the nature of the claim, shall be initially submitted in writing to the Plan Administrator. Such claims shall be submitted within a reasonable period of time after the date such benefit was, or was purported to be, available to the Participant or Beneficiary, with such determination of reasonableness to be made by the Plan Administrator in its sole discretion. All claims must adequately state the basis for the claim including a statement of all pertinent facts and applicable law, except to the extent expressly waived by the Plan Administrator. The Plan Administrator may prescribe additional procedural requirements for claims, not inconsistent herewith.

(b) In the event that a Participant or Beneficiary does not receive any Plan benefit that is claimed, such Participant or Beneficiary shall be entitled to consideration and review as provided in this ARTICLE. Such consideration and review shall be conducted in a manner designed to comply with ERISA section 503.

(c) Failure to follow the requirements of this ARTICLE shall result in the denial of the claim submitted. The Participant or Beneficiary submitting such deficient claim shall be deemed to have not exhausted his or her administrative remedies under the Plan.

(d) Alternate Payees shall be treated the same as Participants and Beneficiaries with respect to the claims procedures described in this Article XII.

12.2 Claim Review. Upon receipt of any written claim for benefits, the Plan Administrator shall be notified and shall give due consideration to the claim presented. If the claim is denied to any extent by the Plan Administrator, the Plan Administrator shall furnish the claimant with a written notice setting forth (in a manner calculated to be understood by the claimant):

(a) the specific reason or reasons for denial of the claim;

(b) a specific reference to the Plan provisions on which the denial is based;

(c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d) an explanation of the provisions of this ARTICLE.

12.3 Right of Appeal. A claimant who has a claim denied under Section 12.2 may appeal for reconsideration of that claim. A request for reconsideration under this Section must be filed by written notice with the Plan Administrator within sixty (60) days after receipt by the claimant of the notice of denial under Section 12.2.

12.4 Review of Appeal. Upon receipt of an appeal, the Company shall promptly assign a committee or appropriate officer independent of the Plan Administrator to review the Plan Administrator’s denial of the claim. Such independent committee or officer shall take action to give due consideration to the appeal. Such consideration may include a hearing of the parties involved, if the committee or officer feels such a hearing is necessary. In preparing for this appeal, the claimant shall be given the right to review pertinent documents and the right to submit in writing a statement of issues and comments. After consideration of the merits of the appeal, the committee or officer shall issue a written decision which shall be binding on all parties. The decision shall be written in a manner calculated to be understood by the claimant and shall specifically state its reasons and pertinent Plan provisions on which it relies. The decision on the appeal shall be issued within sixty (60) days after the appeal is filed, except that if a hearing is held, the decision may be issued within one hundred twenty (120) days after the appeal is filed.

12.5 Designation. The Plan Administrator may designate one or more of its members or any other person of its choosing to make any determination otherwise required to be made by the Plan Administrator under this ARTICLE.

ARTICLE XIII

Miscellaneous

13.1 Headings. The headings in this Plan are for convenience of reference only and are not to be considered as constructions of the provisions.

13.2 Uniformity. In the exercise of any discretionary power of authority hereunder, all Participants under similar circumstances shall be treated in a uniform and non-discriminatory manner.

13.3 Obligations of the Company and Participating Employers. The Participating Employers expect to continue the Plan in force indefinitely, but continuance of the Plan is completely voluntary and is not assumed as a contractual obligation of the Participating Employers. The obligations of the Participating Employers, which are expressly stated to be noncontractual, are limited solely to the making of contributions to the Trusts provided for herein. The Participating Employers shall only be responsible for making contributions to the Trusts that correspond to the deferral elections made by the Participating Employer’s Employees, as well as any profit-sharing contributions that the Participating Employer may make.

13.4 Insufficiency of Trust Fund. The Participating Employer shall not be liable in any manner to Participants employed by such Participating Employer and the Participants’ Alternate Payees and Beneficiaries if the Trusts are insufficient to provide for the payment of all benefits due to such Participants, Alternate Payees and Beneficiaries. Such benefits are to be payable only from the Trusts and only to the extent of the assets of such Trusts. Any person having any claim under the Plan shall look solely to the Trusts for payment or satisfaction thereof.

13.5 Contingent Nature of Accounts. Except for amounts held in the Secular Trust, until the deferred benefits are distributed under the Plan to the Participants, Alternate Payees or Beneficiaries, the interest of each Participant in this Plan is contingent only and is subject to forfeiture as provided hereunder. Title to and beneficial ownership of any assets, whether cash or investments, which the Participating Employer may set aside to meet its contingent deferred obligation hereunder shall at all times remain the property of the Participating Employer and no Participant, Alternate Payee or Beneficiary shall under any circumstances acquire any property interest in any specific assets of the Participating Employer.

13.6 Governing Law. This Plan is made under, and shall be subject to and governed by, the laws of the State of New York.

13.7 Gender and Number. Words used in the masculine shall be read and construed in the feminine where applicable. Wherever required, the singular of the word used in this Plan shall include the plural and the plural may be read in the singular.

13.8 Taxes. The Participating Employers have the right to deduct from all benefits paid under the Plan any taxes required by law to be withheld with respect to such benefits. The Participating Employers do not represent or guarantee that any particular federal or state income, payroll, personal property or other tax consequence will result from participation in this Plan. Participants should consult their personal tax advisors to determine the tax consequences of his or her participation in the Plan.

13.9 Plan Benefits Nontransferable. Except for amounts held in the Secular Trust and amounts transferred in connection with a Qualified Domestic Relations Order as provided in Section 13.15, the right of any Participant, Alternate Payee or Beneficiary to any payment hereunder shall not be subject in any manner to attachment or other legal process for the debts of such Participant, Alternate Payee or Beneficiary and any such benefit or payment shall not be subject to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance. Any attempt to subject any benefit or payment in whole or in part to the debts, contracts, liabilities engagements or torts of the Participant, Alternate Payee or Beneficiary or any other person, entitled to any such benefit or payment pursuant to the terms of the Plan shall result, in the discretion of the Plan Administrator, in the termination of such payment.

13.10 Incompetence. If the Plan Administrator determines that any person to whom a benefit is payable under the Plan is incompetent by reason of a physical or mental disability, the Plan Administrator shall have the power to cause the payments becoming due to such person to be made to another person for his or her benefit without the responsibility of the Plan Administrator, the Participating Employer or Trustees to see to the application of such payments. Any payment made pursuant to such power shall, as to such payment, operate as a complete discharge of the Plan Administrator, the Participating Employer and any Trustee.

13.11 Identity. If, at any time, any doubt exists as to the identity of any person entitled to any payment hereunder or the amount or time of such payment, the Plan Administrator shall be entitled to hold such sum until such identity or amount or time is determined or until an order of a court of competent jurisdiction is obtained. The Plan Administrator shall also be entitled to pay such sum into court in accordance with the appropriate rules of law. Any expenses incurred by the Participating Employer, the Plan Administrator and any Trustee incident to such proceeding or litigation shall be charged against the account of the affected Participant.

13.12 Other Benefits. The benefits of each Participant or Beneficiary hereunder shall be in addition to any benefits paid or payable to the Participant or Beneficiary under any other pension, disability, annuity or retirement plan.

13.13 Construction. All questions of interpretation, construction or application arising under this Plan shall be decided by the Plan Administrator whose decision shall be final and conclusive upon all persons.

13.14 No Guarantee of Employment. Nothing contained herein shall be construed as a contract of employment or deemed to give any Participant the right to be retained in the employ of the Participating Employer, or to interfere with the rights of any such employer to discharge any individual at any time, with or without cause, except as may be otherwise agreed to in writing or provided by applicable law.

13.15 Qualified Domestic Relations Orders.

(a) Notwithstanding any contrary provision of the Plan, separate Accounts under the Plan shall be maintained and payments under the Plan shall be made in accordance with any Qualified Domestic Relations Order received by the Plan Administrator.

(b) (1) If the Plan receives a Domestic Relations Order, the Plan Administrator shall promptly notify the Participant and each Alternate Payee of the receipt of such order and of the Plan’s procedures for determining whether such order is a Qualified Domestic Relations Order. The Plan Administrator shall, within a reasonable period after receipt of such order, determine whether it is a Qualified Domestic Relations Order and notify the Participant and each Alternate Payee of that determination.

(2) During any period in which the issue of whether a Domestic Relations Order is a Qualified Domestic Relations Order is being determined, the Plan Administrator shall separately account for the amounts that would have been payable to the Alternate Payee during such period if the order had been determined to be a Qualified Domestic Relations Order.

(c) (1) A Domestic Relations Order meets the requirements of this subsection only if such order clearly specifies the following:

(A) the name and last known mailing address (if any) of the Participant and the name and mailing address of each Alternate Payee covered by the order;

(B) the amount or the percentage of the Participant’s benefits to be paid by the Plan to each such Alternate Payee or the manner in which such amount or percentage is to be determined;

(C) the number of payments or period to which such order applies; and

(D) each plan to which such order applies.

(2) A Domestic Relations Order meets the requirements of this subsection only if such order does not:

(A) require the Plan to provide any type or form of benefit or any option not otherwise provided under the Plan;

(B) require the Plan to provide increased benefits; and

(C) does not require the payment of benefits to an Alternate Payee that are required to be paid to another Alternate Payee under another order previously determined to be a Qualified Domestic Relations Order.

(d) A Domestic Relations Order shall not be treated as failing to meet the requirements of subsection (c)(2)(A) above solely because such order requires that payment of benefits be made to an Alternate Payee:

(1) in the case of any payment before a Participant has separated from service, on or after the date on which the Participant attains (or would have attained) the Earliest Retirement Date;

(2) as if the Participant had retired on the date on which such payment is to begin under such order (but taking into account only the present value of the benefits actually accrued); and

(3) in any form in which such benefits may be paid under the Plan to the Participant.

(e) A Domestic Relations Order shall not be treated as failing to meet the requirements of subsection (c)(2)(A) above solely because such order requires that payment of benefits be made to an Alternate Payee at a date before the Participant is entitled to receive a distribution. Such distribution shall be made to such Alternate Payee notwithstanding any contrary provision of the Plan.

(f) The following terms shall have the meanings specified:

(1) Alternate Payee. Any spouse, former spouse, child or other dependent of a Participant who is recognized by a Domestic Relations Order as having a right to benefits under the Plan with respect to such Participant.

(2) Domestic Relations Order. A judgment, decree or order relating to child support, alimony or marital property rights, as defined in Code section 414(p)(1)(B), notwithstanding the fact that this Plan is not a tax-qualified plan under Code section 401(a).

(3) Earliest Retirement Date. The earlier of:

(A) the date on which the Participant is entitled to a distribution under the Plan; or

(B) the later of:

(i) the date the Participant attains age fifty (50);

or

(ii) the earliest date on which the Participant could begin receiving benefits under the Plan if the Participant separated from service.

(4) Qualified Domestic Relations Order. A Domestic Relations Order that satisfies the requirements of subsection (c) and Code section 414(p)(1)(A), notwithstanding the fact that this Plan is not tax-qualified under Code section 401(a).

(g) If a Domestic Relations Order directs that payment be made to an Alternate Payee before the Participant’s Earliest Retirement Date and such Domestic Relations Order otherwise qualifies as a Qualified Domestic Relations Order, then the Domestic Relations Order shall be treated as a Qualified Domestic Relations Order and such payment shall be made to the Alternate Payee, even though the Participant is not entitled to receive a distribution under the Plan because he or she continues to be an Employee of the Company or an Affiliate.

(h) This section shall be interpreted and administered in accordance with Code section 414(p), notwithstanding the fact that this Plan is not tax-qualified under Code section 401(a).

IN WITNESS WHEREOF, this Plan is hereby adopted effective as of November 1, 2007.

GENTIVA HEALTH SERVICES, INC.
BENEFITS COMMITTEE

John Potapchuk

Douglas Dahlgard

Kevin Marrazzo

Brian Silva